Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

RUMBLE INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	(1)	Other	9,746,785	$4.8725	$47,491,209.91	0.0001381	$6,558.54
Equity	Class A Common Stock, par value $0.0001 per share	(2)	Other	345,546	$4.8725	$1,683,672.89	0.0001381	$232.52

Total Offering Amounts:						$49,174,882.80		6,791.06
Total Fee Offsets:								0.00
Net Fee Due:								$6,791.06

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of Class A common stock of Rumble Inc. (the “Company” or “Registrant”), par value $0.0001 per share (“Class A Common Stock”), as may hereafter be offered or issued under the Rumble Inc. 2022 Stock Incentive Plan (the “Incentive Plan”) or the Rumble Inc. 2024 Employee Stock Purchase Plan (the “ESPP”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Class A Common Stock.

Represents 9,746,785 additional shares of Class A Common Stock available for issuance under the Incentive Plan as of the date of this Registration Statement, which represents 5% of the Company’s outstanding shares as of January 1, 2026 that were automatically added to the Incentive Plan’s share reserve in accordance with the Incentive Plan’s “evergreen” provision.

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Class A Common Stock of $4.965 and $4.78 on April 7, 2026, as reported on the Nasdaq Capital Market.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of Class A common stock of Rumble Inc. (the “Company” or “Registrant”), par value $0.0001 per share (“Class A Common Stock”), as may hereafter be offered or issued under the Rumble Inc. 2022 Stock Incentive Plan (the “Incentive Plan”) or the Rumble Inc. 2024 Employee Stock Purchase Plan (the “ESPP”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Class A Common Stock.

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Class A Common Stock of $4.965 and $4.78 on April 7, 2026, as reported on the Nasdaq Capital Market.

Represents 345,546 additional shares of Class A Common Stock available for issuance under the ESPP as of the date of this Registration Statement, which represents the positive difference between 1% of the Company’s outstanding shares as of December 31, 2025 and the ESPP’s share reserve on December 31, 2025, that were automatically added to the ESPP’s share reserve in accordance with the ESPP’s “evergreen” provision.